Exhibit 99.1
Media contact:
Lia Conrad
Rollins, Inc.
404-888-2575

ROLLINS, INC. RECEIVES UNITED WAY’S CHILD WELL-BEING IMPACT FUND CHAMPION AWARD

ATLANTA, April 27, 2018 - Rollins, Inc. (NYSE:ROL) a premier global consumer and commercial services company received a Child Well-Being Impact Fund Champion award from United Way of Greater Atlanta for its significant contributions to the fund during the 2017 workplace campaign. Rollins received a Silver Level Impact Award, alongside several Atlanta-area corporations that also supported the fund.

The award recognizes companies with the strongest focus on furthering the work of United Way’s Child Well-Being Impact Fund, which is dedicated to ensuring lasting, collaborative solutions leading to positive and sustainable outcomes for children and families. Selected companies showed excellence in dollars allocated to the fund and demonstrated a commitment to encouraging employee donors to support the fund.

“Rollins has long been a strong supporter and advocate of United Way of Greater Atlanta because it does outstanding work in our community,” said John Wilson, President and COO of Rollins. “Each year we strive to exceed our giving goal, so we can increase the impact the United Way can make.”

Jerry Gahlhoff, President of Rollins Specialty Brands and VP of Human Resources added, “We’re grateful for this award. It’s a great reflection of our generous employees and our commitment to improving the community around us-whether in Atlanta or any of the markets we serve.”

Rollins employees and company-matching funds have supported United Way of Greater Atlanta since 1985, helping make Rollins a community leader for many years. In 2017, Rollins and its employees donated more than $1 million to United Way of Greater Atlanta.

About Rollins
Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Northwest Exterminating, Critter Control, Inc., The Industrial Fumigant Company, Trutech LLC., Orkin Australia, Waltham Services LLC., PermaTreat, Rollins UK, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our websites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.callnorthwest.com, www.orkincanada.ca, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.orkinau.com, www.allpest.com.au, www.walthamservices.com, www.permatreat.com, www.cranepestcontrol.com, www.murraypestcontrol.com.au, www.statewidepestcontrol.com.au, www.safeguardpestcontrol.co.uk, and www.rollins.com.

About United Way of Greater Atlanta
United Way of Greater Atlanta is the largest United Way in the nation and we focus on ensuring that every child has the opportunity to reach his or her full potential. We invest in more than 200 programs in 13 counties through the Child Well-Being Impact Fund and work with them to help children succeed in school, improve financial stability of families, provide affordable and accessible healthcare and end homelessness. For more information, visit unitedwayatlanta.org.